Exhibit (h)(5)

AMENDMENT

TO

TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment (“Amendment”) dated March 27, 2018 by and between Reality Shares ETF Trust (“Trust”) and The Bank of New York Mellon (the “Bank”).

BACKGROUND:

A.	The Bank and the Trust entered into a Transfer Agency and Service Agreement dated as of January 21, 2014 (the “Agreement”) relating to the Bank’s provision of services to the Trust for itself and on behalf of each of its series identified on Appendix A (each a “Series”).

B.	The parties desire to amend the Agreement as set forth herein.

TERMS:

The parties hereby agree that:

1.	Section 9.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“9.1    (a)    This Agreement shall be effective on the date first written above and, unless terminated pursuant to its terms, shall continue until 11:59 PM on January 1, 2023 (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof.

(b)       This Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”), unless the Trust or the Bank gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than one hundred and eighty (180) days prior to the expiration of the Initial Term or the then-current Renewal Term (a "Non-Renewal Notice"). In the event a party provides a Non-Renewal Notice, this Agreement shall terminate at 11:59 PM on the last day of the Initial Term or Renewal Term, as applicable.

(c)       If a party materially breaches this Agreement (a “Defaulting Party”) the other party (the “Non Defaulting Party”) may give written notice thereof to the Defaulting Party ("Breach Notice"), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party ("Breach Termination Notice"), in which case this Agreement shall terminate as of 11:59 PM on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate). In all cases, termination by the Non Defaulting Party shall not constitute a waiver by the Non Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(d)       Notwithstanding any other provision of this Agreement, the Bank may in its sole discretion terminate this Agreement immediately by sending notice thereof to the Trust upon the happening of any of the following: (i) the Trust commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against the Trust any such case or proceeding; (ii) the Trust commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the Trust or any substantial part of its property or there is commenced against the Trust any such case or proceeding; (iii) the Trust makes a general assignment for the benefit of creditors; or (iv) the Trust admits in any recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due. The Bank may exercise its termination right under this Section 9.1(d) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by the Bank of its termination right under this Section 9.1(d) shall be without any prejudice to any other remedies or rights available to the Bank and shall not be subject to any fee or penalty, whether monetary or equitable. Notice of termination under this Section 9.1(d) shall be considered given and effective when given, not when received.”

2.	For clarity, as of the effective date of this Amendment the Agreement shall be deemed to be in its “Initial Term” (as defined in Section 1 above) rather than in a “Renewal Term.”

3.	Miscellaneous.

(a)	Capitalized terms not defined in this Amendment shall have the meaning ascribed to such term in the Agreement. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control.

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(c)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(d)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(e)	This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

REALITY SHARES ETF TRUST
On behalf of each of its Series identified on Appendix A attached hereto

By:	/s/ Tom Trivella
Name:	Tom Trivella
Title:	Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Elizabeth Stubenrauch
Name:	Elizabeth Stubenrauch
Title:	RE

APPENDIX A

Reality Shares DIVS Index ETF

Reality Shares NASDAQ-100 DIVS Index ETF

Reality Shares DIVS ETF

Reality Shares DIVCON Leaders Dividend ETF

Reality Shares DIVCON Dividend Defender ETF

Reality Shares DIVCON Dividend Guard ETF

Reality Shares Nasdaq NexGen Economy ETF